Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2016, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of New York Mortgage Trust, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of New York Mortgage Trust, Inc. on Forms S-3 (File No. 333-198177 effective August 15, 2014 and File No. 333-186016 effective January 14, 2013) and on Forms S-8 (File No. 333-167609 effective June 17, 2010 and File No. 333-137987 effective October 13, 2006).

/s/ Grant Thornton LLP

New York, New York
February 25, 2016